Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY), was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS, INC. ANNOUNCES CLOSING OF
ACQUISITION OF BIOGLAN PHARMACEUTICALS COMPANY

Fairfield, NJ — August 10, 2004 — BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced the closing of its previously announced acquisition of assets of Bioglan Pharmaceuticals Company, a wholly-owned subsidiary of Quintiles Transnational Corp. As part of the transaction, Bradley acquired certain intellectual property, regulatory filings, and other assets relating to Solaraze® (diclofenac sodium), a 3% Gel, indicated for the treatment of actinic keratoses; Adoxa® (doxycycline monohydrate) Tablets, an oral antibiotic indicated for the treatment of acne; ZonalonTM (doxepin hydrochloride), a 5% Cream indicated for the management of pruritis; TxSystems®, a line of advanced topical treatments used during in-office procedures; and certain other dermatologic products. The total consideration paid by Bradley at closing was approximately $188.3 million in cash, including inventory of approximately $5.4 million.

As a result of the acquisition, Bradley’s total sales force has grown to approximately 210, consisting of approximately 160 representatives in Doak Dermatologics and 50 representatives in Kenwood Therapeutics.

President and CEO, Daniel Glassman, stated, “Bradley is very pleased to announce the completion of our acquisition of the Bioglan assets. Bioglan Pharmaceuticals is a well-respected dermatology company, and the addition of its products and sales force will add significantly to Bradley’s existing dermatology presence. Management is confident that the combination of an enhanced portfolio and increased sales resources will help drive the Company’s overall growth.”

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.